DERIVED INFORMATION [1/11/07]

[$970,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$980,000,100]

Total Certificates Offered & Non-Offered

(Approximate)

Home Equity Pass-Through Certificates, Series 2007-1

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

	Selected aggregate mortgage pool data
		Weighted Average	Min	Max
	1st Lien	218,801	10,901	1,124,000
	2nd Lien	62,412	10,947	280,809
	with silent seconds	242,738	49,973	1,124,000
	Gross Coupon	8.16	5.31	17.88
	Original LTV	81.4	11.3	100.0
	Original CLTV	90.1	11.3	100.0
	Original CLTV with silent seconds	99.5	82.5	100.0
	FICO	635	423	816
	DTI	42.2	1.1	57.0
	ARM %	230,178	26,722	1,124,000
	FRM %	118,146	10,901	719,029
	Loan size	196,398	10,901	1,124,000

table 1	Range of credit scores	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	400 - 424	1	20,327	0.0	0.0	100.0	0.0	0.0	0.0	423	100.0	100.0	0.0	0.0
	425 - 449	0	0	0.0	0.0	0.0	0.0	0.0	0.0	0	0.0	0.0	0.0	0.0
	450 - 474	14	1,540,203	0.2	7.9	0.0	13.5	0.0	0.0	465	83.1	88.6	0.0	0.0
	475 - 499	26	2,861,606	0.3	15.8	0.0	5.3	12.2	0.0	489	76.3	81.8	1.1	0.0
	500 - 524	182	27,418,693	2.8	8.0	1.6	3.3	1.6	0.0	512	72.9	74.4	0.5	0.0
	525 - 549	293	50,947,015	5.1	17.8	2.2	2.1	0.4	0.0	539	77.9	78.5	1.6	0.0
	550 - 574	361	66,285,689	6.7	22.8	2.3	2.4	4.2	0.0	563	78.7	79.5	2.3	0.0
	575 - 599	478	89,891,373	9.0	22.6	3.1	2.3	8.2	0.0	587	82.1	83.2	3.6	0.0
	600 - 624	862	155,191,827	15.6	22.4	2.1	3.4	11.8	0.0	612	82.4	88.3	4.9	0.0
	625 - 649	1,036	198,172,388	19.9	27.4	1.6	1.8	13.8	0.0	639	82.3	93.4	4.2	0.0
	650 - 674	822	180,609,541	18.2	37.5	0.9	1.0	18.3	0.0	661	81.9	95.0	4.6	0.0
	675 - 699	460	103,710,764	10.4	39.6	0.9	1.3	29.3	0.0	687	81.4	95.3	4.4	0.0
	700 - 724	257	59,213,087	6.0	38.1	0.8	1.1	28.6	0.0	710	82.3	96.0	2.8	0.0
	725 - 749	145	33,016,434	3.3	40.8	0.2	4.2	23.7	0.0	736	82.9	95.8	3.8	0.0
	>750	124	25,092,507	2.5	37.2	0.0	0.8	24.0	0.0	768	82.7	92.7	10.0	0.0

table 2a	CLTV (with silent seconds)	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	< 15.00	2	187,313	0.0	53.3	0.0	0.0	0.0	0.0	643	12.8	12.8	0.0	0.0
	15.01 - 20.00	5	366,101	0.0	44.2	0.0	0.0	0.0	0.0	542	17.0	17.0	0.0	0.0
	20.01 - 25.00	4	300,813	0.0	60.1	0.0	0.0	0.0	0.0	563	23.9	23.9	16.9	0.0
	25.01 - 30.00	2	183,754	0.0	45.7	0.0	0.0	0.0	0.0	657	27.1	27.1	0.0	0.0
	30.01 - 35.00	10	1,028,927	0.1	37.9	7.0	0.0	25.6	0.0	607	33.0	33.0	0.0	0.0
	35.01 - 40.00	13	1,701,782	0.2	48.0	0.0	0.0	16.5	0.0	633	38.5	38.5	0.0	0.0
	40.01 - 45.00	27	5,071,260	0.5	51.9	0.0	4.2	14.7	0.0	598	43.3	43.3	1.0	0.0
	45.01 - 50.00	29	5,038,325	0.5	23.6	1.0	0.0	13.0	0.0	596	48.4	48.4	5.7	0.0
	50.01 - 55.00	42	8,196,132	0.8	34.3	1.8	0.0	0.0	0.0	600	53.3	53.3	2.2	0.0
	55.01 - 60.00	82	16,293,297	1.6	24.2	0.0	0.0	3.2	0.0	597	58.0	58.0	2.4	0.0
	60.01 - 65.00	110	21,705,784	2.2	31.7	0.5	1.1	7.4	0.0	600	63.4	63.4	10.2	0.0
	65.01 - 70.00	158	34,465,318	3.5	28.0	0.9	0.4	8.2	0.0	588	68.6	68.6	4.4	0.0
	70.01 - 75.00	224	45,703,614	4.6	23.9	1.5	1.3	9.7	0.0	599	73.8	73.8	9.3	0.0
	75.01 - 80.00	509	102,576,791	10.3	21.2	1.6	2.1	9.8	0.0	601	79.5	79.5	7.9	0.0
	80.01 - 85.00	384	77,232,927	7.8	20.6	2.8	1.7	8.8	0.0	603	84.2	84.5	9.6	0.0
	85.01 - 90.00	570	117,644,706	11.8	18.9	2.6	3.6	12.5	0.0	621	88.8	89.6	11.6	0.0
	90.01 - 95.00	288	61,855,785	6.2	21.8	3.7	3.7	14.3	0.0	644	89.6	94.7	2.4	0.0
	95.01 - 100.00	2,602	494,418,823	49.7	35.8	1.0	1.8	20.1	0.0	661	83.3	100.0	0.1	0.0
	> 100.00

table 2b	CLTV (with silent seconds INCLUDING MI (Effective LTV))	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	< 15.00
	15.01 - 20.00
	20.01 - 25.00
	25.01 - 30.00
	30.01 - 35.00
	35.01 - 40.00
	40.01 - 45.00
	45.01 - 50.00
	50.01 - 55.00
	55.01 - 60.00
	60.01 - 65.00
	65.01 - 70.00
	70.01 - 75.00
	75.01 - 80.00
	80.01 - 85.00
	85.01 - 90.00
	90.01 - 95.00
	95.01 - 100.00
	> 100.00

table 3	DTI	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	00.00 - 05.00	69	12,386,805	1.2	38.8	0.0	0.4	24.7	0.0	685	83.6	95.3	6.2	0.0
	05.01 - 10.00	15	2,959,285	0.3	27.2	0.0	0.0	13.0	0.0	630	78.6	81.4	21.9	0.0
	10.01 - 15.00	47	9,267,740	0.9	19.6	1.4	12.3	8.7	0.0	631	81.7	88.4	13.6	0.0
	15.01 - 20.00	74	13,070,090	1.3	23.9	2.2	0.8	19.4	0.0	624	82.3	87.3	18.4	0.0
	20.01 - 25.00	169	28,616,812	2.9	22.7	3.2	2.6	17.0	0.0	633	78.5	83.1	17.5	0.0
	25.01 - 30.00	236	39,053,882	3.9	12.6	3.7	2.9	7.2	0.0	616	79.0	83.7	5.5	0.0
	30.01 - 35.00	444	74,028,516	7.4	18.0	2.3	2.5	14.8	0.0	630	80.0	86.5	4.7	0.0
	35.01 - 40.00	745	135,445,900	13.6	26.5	1.2	2.0	15.4	0.0	632	81.1	88.6	4.3	0.0
	40.01 - 45.00	1,070	217,449,131	21.9	31.1	1.2	1.8	15.9	0.0	638	82.2	91.6	3.0	0.0
	45.01 - 50.00	1,743	364,300,211	36.7	31.8	1.1	2.2	16.9	0.0	637	82.3	91.7	2.7	0.0
	50.01 - 55.00	432	93,410,845	9.4	35.7	2.6	0.8	9.0	0.0	636	79.6	90.9	2.1	0.0
	55.01 - 60.00	17	3,982,236	0.4	51.6	0.0	0.0	4.7	0.0	631	77.2	86.0	5.5	0.0
	>60.00	0	0	0.0	0.0	0.0	0.0	0.0	0.0	0	0.0	0.0	0.0	0.0

table 4	Loan purpose	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	Cash Out Refi	2,183	455,929,807	45.9	25.9	1.6	1.9	13.2	0.0	615	79.5	82.7	5.2	0.0
	Purchase	2,602	488,332,370	49.1	32.7	1.3	2.2	17.5	0.0	655	83.2	97.5	2.8	0.0
	Rate/Term Refi	276	49,709,274	5.0	25.0	3.9	1.6	11.4	0.0	621	81.8	85.2	5.1	0.0

table 5	Occupation type	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	Investor	267	39,987,901	4.0	17.6	3.7	3.9	4.1	0.0	649	82.0	82.4	100.0	0.0
	Owner Occupied	4,767	947,139,492	95.3	29.8	1.5	2.0	15.7	0.0	635	81.4	90.5	0.0	0.0
	Second Home	27	6,844,059	0.7	12.0	0.0	0.9	6.1	0.0	654	85.6	87.2	0.0	0.0

table 6	Documentation type	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	Full	3,120	563,729,604	56.7	23.5	2.4	2.3	14.8	0.0	624	81.6	89.2	4.3	0.0
	No Doc	66	12,063,540	1.2	39.8	0.6	0.4	25.4	0.0	686	83.7	95.6	4.3	0.0
	Reduced	820	181,726,821	18.3	37.8	0.3	2.1	16.1	0.0	660	81.8	96.4	2.3	0.0
	Stated	1,055	236,451,486	23.8	35.7	0.6	1.4	15.0	0.0	640	80.4	87.4	4.8	0.0

table 7	Property type	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	Single Family	3,923	748,427,534	75.3	31.8	1.8	2.5	15.3	0.0	633	81.4	89.7	3.3	0.0
	PUD	544	120,159,265	12.1	12.6	0.5	0.0	17.3	0.0	637	81.3	92.3	2.2	0.0
	Condomium	307	59,178,815	6.0	35.1	1.0	1.1	17.3	0.0	648	82.2	92.6	5.9	0.0
	2 - 4 Family	287	66,205,838	6.7	24.3	1.4	1.2	8.5	0.0	654	80.5	89.4	14.2	0.0
	Manufactured housing
	Townhouse

table 8	Product Type	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	Arm 1Y	1	89,283	0.0	0.0	100.0	0.0	0.0	0.0	589	90.0	90.0	100.0	0.0
	Arm 2/28	1,428	301,063,899	30.3	27.3	1.0	2.9	35.9	0.0	628	80.6	89.5	5.8	0.0
	Arm 2/28 - Balloon 40/30	673	170,634,763	17.2	29.1	0.5	2.0	0.0	0.0	620	81.2	88.9	2.7	0.0
	Arm 2/28 - Balloon 45/30	435	107,739,485	10.8	45.3	1.7	0.1	0.0	0.0	658	79.1	95.6	3.7	0.0
	Arm 2/28 - Balloon 50/30	80	25,467,028	2.6	57.8	0.0	1.2	0.0	0.0	657	80.2	92.7	0.8	0.0
	Arm 2/28 - Dual 40/30	5	1,054,726	0.1	48.4	0.0	0.0	0.0	0.0	631	82.3	95.0	0.0	0.0
	Arm 3/27	347	72,900,197	7.3	23.6	1.7	3.5	40.9	0.0	645	83.8	91.0	4.9	0.0
	Arm 3/27 - Balloon 40/30	227	57,493,877	5.8	23.7	2.1	0.7	0.0	0.0	630	83.6	90.1	0.0	0.0
	Arm 3/27 - Balloon 45/30	216	44,472,225	4.5	31.3	0.2	2.1	0.0	0.0	656	78.7	96.8	1.6	0.0
	Arm 3/27 - Balloon 50/30	23	7,620,804	0.8	38.4	0.0	3.4	0.0	0.0	649	81.1	95.8	0.0	0.0
	Arm 5/25	57	15,308,985	1.5	37.8	2.7	0.0	59.5	0.0	647	78.7	86.8	3.9	0.0
	Arm 5/25 - Balloon 40/30	19	4,944,280	0.5	67.8	2.0	0.0	0.0	0.0	638	76.3	82.5	19.4	0.0
	Arm 5/25 - Balloon 45/30	17	3,456,678	0.3	51.2	0.0	0.0	0.0	0.0	675	77.6	98.6	0.0	0.0
	Arm 5/25 - Balloon 50/30	4	817,787	0.1	47.1	0.0	0.0	0.0	0.0	590	66.2	71.3	0.0	0.0
	Arm 7/23 - Balloon 45/30	3	615,922	0.1	81.7	0.0	0.0	0.0	0.0	684	76.5	90.7	0.0	0.0
	Fixed Balloon 30/15	375	26,215,514	2.6	47.2	0.1	1.5	0.0	0.0	661	99.5	99.5	1.0	0.0
	Fixed Balloon 40/30	123	20,238,395	2.0	25.0	3.2	1.5	0.0	0.0	628	81.2	84.5	1.8	0.0
	Fixed Balloon 45/30	85	15,407,766	1.6	18.4	10.0	3.9	0.0	0.0	620	80.4	90.2	1.1	0.0
	Fixed Balloon 50/30	7	2,168,126	0.2	35.8	0.0	6.4	0.0	0.0	652	78.6	84.9	0.0	0.0
	Fixed Rate	936	116,261,713	11.7	12.0	3.5	1.8	3.5	0.0	633	81.4	84.1	6.1	0.0

table 9	IO's	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	No	4,575	842,814,947	84.8	24.6	1.8	2.4	0.0	0.0	630	81.6	89.4	4.6	0.0
	Yes	486	151,156,505	15.2	54.9	0.2	0.1	100.0	0.0	664	80.5	94.0	1.1	0.0

table 10	IO Term	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	No	4,575	842,814,947	84.8	24.6	1.8	2.4	0.0	0.0	630	81.6	89.4	4.6	0.0
	24	5	1,820,100	0.2	73.5	0.0	0.0	100.0	0.0	637	79.0	82.3	0.0	0.0
	36	0	0	0.0	0.0	0.0	0.0	0.0	0.0	0	0.0	0.0	0.0	0.0
	60	472	146,511,038	14.7	54.1	0.2	0.1	100.0	0.0	664	80.6	94.2	1.1	0.0
	>60	9	2,825,367	0.3	82.8	0.0	0.0	100.0	0.0	671	78.6	88.5	0.0	0.0

table 11	Prepayment penalty	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	0	1,284	227,597,925	22.9	8.1	0.0	0.3	9.7	0.0	632	82.9	90.0	5.4	0.0
	6	13	2,071,785	0.2	42.7	0.0	0.0	30.3	0.0	634	76.6	91.5	0.0	0.0
	12	330	81,276,862	8.2	34.7	0.0	0.0	16.7	0.0	640	81.8	90.3	5.4	0.0
	24	2,015	415,723,563	41.8	37.6	0.8	1.8	18.7	0.0	634	80.8	91.3	3.1	0.0
	36	1,419	267,301,317	26.9	32.3	4.4	4.6	13.9	0.0	639	81.0	88.4	3.9	0.0

table 12	Loan size	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	0.00 - 100.000	1,293	82,161,254	8.3	9.5	7.2	5.6	0.8	0.0	620	87.5	90.9	8.5	0.0
	100.001 - 200.000	1,837	270,096,908	27.2	9.2	2.5	3.5	8.0	0.0	628	81.3	89.1	5.5	0.0
	200.001 - 300.000	995	243,809,312	24.5	24.0	0.8	1.3	12.6	0.0	633	80.4	89.0	3.3	0.0
	300.001 - 400.000	506	174,821,764	17.6	44.8	0.0	0.0	22.5	0.0	642	80.3	90.3	2.3	0.0
	400.001 - 500.000	257	115,115,580	11.6	56.8	0.0	0.8	24.0	0.0	650	81.4	92.3	3.2	0.0
	500.001 - 600.000	91	50,029,064	5.0	53.3	1.2	1.2	26.3	0.0	640	80.8	91.9	5.4	0.0
	600.001 - 700.000	51	33,271,752	3.3	50.5	0.0	2.1	29.2	0.0	655	81.3	92.8	0.0	0.0
	700.001 - 800.000	22	16,436,915	1.7	45.7	0.0	0.0	27.5	0.0	641	81.3	91.2	0.0	0.0
	> 800.001	9	8,228,903	0.8	54.2	0.0	9.8	45.9	0.0	656	82.0	92.3	0.0	0.0

table 13	Geographic distribution	Number of Loans	Aggregate Principal Balance	% of Deal	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	California	966	290,312,264	66.2	28.6	0.0	650	79.8	91.5	2.4	0.0
	Florida	514	97,099,292	22.2	9.7	0.0	630	80.3	88.3	4.7	0.0
	Ohio	149	15,347,416	3.5	2.0	0.0	613	86.4	89.8	9.7	0.0
	Michigan	158	20,234,795	4.6	0.9	0.0	622	85.9	92.1	7.7	0.0
	Texas	137	15,242,413	3.5	4.6	0.0	617	84.4	91.9	4.1	0.0

table 14	Geographic distribution (<575 credit score)	Number of Loans	Aggregate Principal Balance	% of Deal	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	California	87	26,903,710	50.1	4.3	0.0	550	76.1	77.1	1.2	0.0
	Florida	92	16,596,721	30.9	1.3	0.0	544	75.0	75.1	3.2	0.0
	Ohio	36	3,086,544	5.8	0.0	0.0	545	82.8	84.4	1.2	0.0
	Michigan	34	3,889,786	7.2	0.0	0.0	537	80.3	81.7	3.8	0.0
	Texas	30	3,197,513	6.0	0.0	0.0	533	81.8	82.6	0.0	0.0